UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 28, 2017

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company (A Delaware Corporation) 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308 (404) 506-5000	58-0690070

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.        Other Events.
See MANAGEMENT’S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - “Construction Program - Nuclear Construction” of The Southern Company (“Southern Company”) in Item 7 and Note 3 to the financial statements of Southern Company under “Retail Regulatory Matters - Georgia Power - Nuclear Construction” in Item 8 of Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “Form 10-K”) for additional information regarding the two new nuclear generating units under construction at Plant Vogtle (“Plant Vogtle Units 3 and 4”), including the agreement among Georgia Power Company (“Georgia Power”), acting for itself and as agent for Oglethorpe Power Corporation, the Municipal Electric Authority of Georgia, and the City of Dalton, Georgia, acting by and through its Board of Water, Light, and Sinking Fund Commissioners, doing business as Dalton Utilities (collectively, the “Vogtle Owners”), and a consortium consisting of Westinghouse Electric Company LLC and WECTEC Global Project Services Inc. (together, the “Contractor”), under which the Contractor agreed to design, engineer, procure, construct, and test two AP1000 nuclear generating units and related facilities at Plant Vogtle (“Vogtle 3 and 4 Agreement”).
In its Current Report on Form 8-K dated March 29, 2017, Southern Company reported Georgia Power’s entry into an Interim Assessment Agreement (the “Interim Assessment Agreement”), on behalf of itself and as agent for the other Vogtle Owners, with the Contractor and WECTEC Staffing Services LLC (“WECTEC Staffing”).
The term of the Interim Assessment Agreement was originally scheduled to expire on April 28, 2017. On April 28, 2017, Georgia Power (for itself and as agent for the other Vogtle Owners), the Contractor, and WECTEC Staffing entered into an amendment to the Interim

Assessment Agreement solely to extend the term of the Interim Assessment Agreement through the earlier of (i) May 12, 2017 and (ii) termination of the Interim Assessment Agreement by any party upon five business days’ notice. The other terms of the Interim Assessment Agreement remain unchanged.
Georgia Power, for itself and as agent for the other Vogtle Owners, is also negotiating a new service agreement which would, if necessary, engage the Contractor to provide design, engineering, and procurement services to Southern Nuclear Operating Company, Inc. (“SNC”), in the event SNC assumes control over management of construction of Plant Vogtle Units 3 and 4.
Georgia Power and the other Vogtle Owners are continuing to conduct a comprehensive schedule and cost-to-complete assessment, as well as a cancellation cost assessment, to determine the impact of the Contractor’s bankruptcy filing on the construction of Plant Vogtle Units 3 and 4 and to work with the Georgia Public Service Commission to determine future actions related to Plant Vogtle Units 3 and 4.
The ultimate outcome of these matters cannot be determined at this time.
Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this Current Report on Form 8-K is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning future actions related to Plant Vogtle Units 3 and 4 and negotiations with the Contractor regarding a new service agreement. Southern Company cautions that there are certain factors that could cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in the Form 10-K, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the results of the Contractor’s bankruptcy filing, including the effect on the engineering, procurement and construction agreement for Plant Vogtle Units 3 and 4, the construction of Plant Vogtle Units 3 and 4, and the U.S. Department of Energy loan guarantees; any inability or other failure by Toshiba Corporation to perform its obligations pursuant to its guarantee of certain obligations of the Contractor under the Vogtle 3 and 4 Agreement; state and federal rate regulations and the impact of pending and future rate cases and negotiations; the impact of recent and future federal and state regulatory changes, as well as changes in application of existing laws and regulations; current and future litigation, regulatory investigations, proceedings, or inquiries; available sources and costs of fuels; effects of inflation; the ability to control costs and avoid cost overruns during the development construction and operation of facilities, which include the development and construction of generating facilities with designs that have not been finalized or previously constructed; the ability to construct facilities in accordance with the requirements of permits and licenses, to satisfy any environmental performance standards and the requirements of tax credits and other incentives, and to integrate facilities into the Southern Company system upon completion of construction; advances in technology; legal proceedings and regulatory approvals and actions related to Plant Vogtle Units 3 and 4, including Georgia Public Service Commission approvals and Nuclear Regulatory Commission actions; interest rate fluctuations and financial market conditions and the results of financing efforts; changes in Southern Company’s or Georgia Power’s credit ratings, including impacts on interest rates, access to capital markets, and collateral requirements; the impacts of any sovereign financial issues, including impacts on interest rates, access to capital markets, impacts on foreign currency exchange rates, counterparty performance, and the economy in general, as well as potential impacts on the benefits of U.S. Department of Energy loan guarantees; and the effect of accounting pronouncements issued periodically by standard setting bodies. Southern Company expressly disclaims any obligation to update any forward-looking information.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2017	THE SOUTHERN COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary

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